Agreement between HBC and BankNet

         4 Mbps simplex satellite services between

                  A3 and NETHOLD premises




HBC Inc. Hungarian Broadcasting Corporation Inc. (445 Park Avenue, New York, 10022, NY. US), NETHOLD and BankNet (1016 Budapest, Naphegy ter 8 sz., Hungary) analysed the possibility to set up a link between HBC and NETHOLD for digital transmission of 4 Mbps.

The final link will use HOT Bird II satellite. In the interim period, BankNet will use HOT Bird I or some other satellite, on an agreed basis according to the suitability and feasibility of that satellite.

BankNet services cover the design, implementation and maintenance services for the uplink site, which is at the A3 premises. The contract is valid for the length of the operation, which is 10 years. Longer service contract can be discussed later. The validity of the contract will start at the day of the operation of the link, and expires 10 years later. The Parties agree that the acceptance document will be an integral part of this contract, specifying the dsata of start of the contract.

The hardware will consist of:

at uplink site

     antenna of appropriate size,

     redundant Radio Frequency RF head,

     redundant satellite modem with 70 MHz +/- 18 MHz input,

     automatic switch

at receiver site 2 equivalent units with automatic redundancy, each consists of antenna of appropriate size,

     LNB

     demodulator, output L band.

The digital equioment at both ends will be delivered by HBC or HBC's partner. The hardware vendor and the interim period satellite will be selected by the Parties together. The hardware will be paid by HBC or by any other company which is appointed by HBC.

The fees to be paid for services to BankNet:

1. Design, licence, import permissions, site survey and permissions for the uplink site: 26,000 USD, payable within 15 days after the acceptance.

2. Installation fee for the uplink site: 7,500 USD, payable within 15 days after acceptance.

3. Cut over period from the interim period satellite to HOT Bird II: 7,500 USD for the installation, and 10,000 USD for the re-commissioning the new link. Payable within 15 days after acceptance.

4. Monthly maintenance fee of the uplink site: 1.5% of the landed cost of the total hardware, but not less than 1,800 USD/month. This fee includes the regular maintenance, and call-outs as well, with spare part supplied by BankNet.

5. HBC will pay the satellite link to the satellite service provider directly and bears all costs related with the satellite link.

6. BankNet will not install hardware and will not start to give similar services to any other companies with similar profile within 6 months after the date of commissioning the uplink, except a prior agreement with HBC allows that.

7. The parties agree that if it is appropriate, the contact can be signed by any other company on which the parties agree.

8. This agreement is equivalent with a Contract. The Parties agree that the point in this agreement will be integrated into a service contract without any modification. Also Perties agree that they are obliged to deliver and pay the services above.



Budapest, June 20, 1996

Gabor David                                  Imre Kovats
BankNet Country Director, Hungary       HBC NY. Executive Vice President